Exhibit (a)(5)(S)

Corporate

Lonza Group Ltd
Muenchensteinerstrasse 38
4002 Basel, Switzerland
www.lonza.com

News release

News release

Lonza completes tender offer for Arch Chemicals; announces subsequent offering period

Basel, Switzerland, 17 October 2011 – Lonza Group Ltd (SIX: LONN), one of the world’s leading suppliers to the life science industries, announced today the successful completion of the previously announced tender offer by Lonza and its indirect, wholly-owned subsidiary LG Acquisition Corp. for all outstanding shares of common stock of Arch Chemicals, Inc. (NYSE:ARJ) at a price of USD 47.20 per share in cash, without interest and less any required withholding taxes. The tender offer expired, as scheduled, at 12:00 midnight, New York City time, on Friday, 14 October 2011, and was not extended.

Lonza received by the US Federal Trade Commission early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) on 14 October 2011. Early termination under the HSR Act satisfied the remaining antitrust condition necessary for the consummation of the tender offer. As previously announced, Lonza had already obtained required antitrust clearances from the competition authorities in France and Germany.

BNY Mellon Shareowner Services, the depository for the tender offer, has advised Lonza that, as of the expiration of the tender offer, a total of approximately 23,372,120 shares of Arch Chemicals common stock (including 2,703,910 shares subject to guaranteed delivery procedures) were validly tendered and not properly withdrawn, representing approximately 91.9% of the shares of Arch Chemicals common stock then outstanding. LG Acquisition Corp. has accepted for payment the shares validly tendered and not properly withdrawn in the tender offer.

Lonza also announced today that it has commenced a subsequent offering period to acquire additional untendered shares of Arch Chemicals common stock. The subsequent offering period will expire at 12:00 midnight, New York City time, on Wednesday, 19 October 2011. During this subsequent offering period, holders of shares of Arch Chemicals common stock who did not previously tender their shares into the initial tender offer may do so, and LG Acquisition Corp. will immediately accept for payment any shares properly tendered, for the same consideration, without interest and less any required withholding taxes, paid in the initial offering period of the tender offer.

Procedures for tendering shares during the subsequent offering period are the same as during the initial offering period, except that (i) the guaranteed delivery procedures may not be used, (ii) shares tendered during the subsequent offering period may not be withdrawn and (iii) Arch Chemicals 401(k) plan participants must submit their completed, signed and dated instruction

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Corporate

Lonza Group Ltd
Muenchensteinerstrasse 38
4002 Basel, Switzerland
www.lonza.com

News release

form to the tabulation agent not later than 11:59 p.m., New York City Time, on 17 October 2011.

As a result of the tenders and after receipt of those shares subject to guaranteed delivery procedures, Lonza will own more than 90 percent of the outstanding shares of Arch Chemicals common stock and expects to complete its acquisition of Arch Chemicals through a short-form merger without a vote or meeting of Arch Chemicals’ shareholders. Upon completion of the merger, Arch Chemicals will become an indirect wholly-owned subsidiary of Lonza. In the merger, each of the remaining shares of Arch Chemicals common stock will be converted into the right to receive the same $47.20 in cash per share, without interest, that was paid in the tender offer. The merger is expected to occur promptly after the completion of the subsequent offering period.

Promptly after the completion of the merger, Lonza intends to cause all shares of Arch Chemicals common stock to be delisted from the New York Stock Exchange (the “NYSE”). Upon completion of the merger, Arch Chemicals shares will cease to be traded on the NYSE and Arch Chemicals will no longer have reporting obligations under the Securities Exchange Act of 1934, as amended.

About Lonza

Lonza is one of the world's leading suppliers to the pharmaceutical, healthcare and life science industries. Products and services span its customers’ needs from research to final product manufacture. It is the global leader in the production and support of active pharmaceutical ingredients both chemically as well as biotechnologically. Biopharmaceuticals are one of the key growth drivers of the pharmaceutical and biotechnology industries. Lonza has strong capabilities in large and small molecules, peptides, amino acids and niche bioproducts which play an important role in the development of novel medicines and healthcare products. In addition, Lonza is a leader in cell-based research, endotoxin detection and cell therapy manufacturing. Furthermore, the company is a leading provider of value chemical and biotech ingredients to the nutrition, hygiene, preservation, agro and personal care markets.

Lonza is headquartered in Basel, Switzerland and is listed on the SIX Swiss Exchange. In 2010, the company had sales of CHF 2.680 billion. Further information can be found at www.lonza.com.

For further information:
Lonza Group Ltd	Lonza Group Ltd	Lonza Group Ltd
Head of Corporate Communications	Investor Relations	Media Relations
Dominik Werner	Dirk Oehlers	Melanie Disa
Tel +41 61 316 8798	Tel +41 61 316 8540	Tel +1 201 316 9413
Fax +41 61 316 9798	Fax +41 61 316 9540	Fax +1 201 696 3533
dominik.werner@lonza.com	dirk.oehlers@lonza.com	melanie.disa@lonza.com

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Corporate

Lonza Group Ltd
Muenchensteinerstrasse 38
4002 Basel, Switzerland
www.lonza.com

News release

Forward-looking statements

Forward-looking statements contained herein are qualified in their entirety as there are certain factors that could cause results to differ materially from those anticipated. Any statements contained herein that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should be considered to be forward-looking statements. Statements herein regarding the proposed transaction between Lonza and Arch Chemicals, the expected timetable for completing the transaction, the potential benefits of the transaction, and any other statements about management’s future expectations, beliefs, goals, plans or prospects also constitute forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: uncertainties as to the completion of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, and other business partners; and changes in the political, social and regulatory framework in which the company operates, or in economic or technological trends or conditions, including currency fluctuations, inflation and consumer confidence, on a global, regional or national basis. Except as otherwise required by law, Lonza disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after this communication was made.

Additional information

This communication is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Arch Chemicals. LG Acquisition Corp., Lonza’s indirect wholly owned subsidiary, has filed a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission, and Arch Chemicals has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Investors and Arch Chemicals shareholders are strongly advised to carefully read the tender offer statement (including the offer to purchase, the letter of transmittal and the related tender offer documents) and the related solicitation/recommendation statement, as well as any amendments thereto and other relevant documents filed with the SEC when they become available, because they will contain important information. Investors and Arch Chemicals shareholders may obtain a free copy of the tender offer statement, the solicitation/recommendation statement and other documents (when available) filed with the SEC at the SEC’s website at www.sec.gov. The tender offer statement and other documents that LG Acquisition Corp. files with the SEC may also be obtained free of charge by directing a request by mail to MacKenzie Partners, Inc. at 105 Madison Avenue, New York, New York 10016, by calling toll-free at +1 800 322 2885 or by email to tenderoffer@mackenziepartners.com.

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